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                                                                    EXHIBIT 99.1

                  BENIHANA INC. ANNOUNCES SALE OF SUSHI DORAKU

MIAMI, FLORIDA, April 21, 2006 -- Benihana Inc. (NASDAQ: BNHNA and BNHN), operator of the nation's largest chain of Japanese themed and sushi restaurants, today announced its agreement to sell the Company's Sushi Doraku restaurant, located in Miami Beach, to Mr. Kevin Aoki for a total purchase price of $536,000.

Aoki will also resign from his position as Director of Marketing. He will remain as a member of Benihana Inc.'s Board of Directors but will not participate in deliberations in which potential conflicts of interest could arise.

"The sale of our non-core Sushi Doraku restaurant allows us to concentrate our full energies on our Benihana teppanyaki, RA Sushi and Haru concepts, which we have long considered our primary growth vehicles. We will surely miss his contributions to our brand-building efforts and we wish him much success in developing the Sushi Doraku concept and our Benihana brand worldwide," said Joel
A. Schwartz, President and CEO.

"I will continue my devotion to the brand through my affiliation with Benihana of Tokyo, which operates or franchises Benihana restaurants in Asia, Europe, Canada, Australia and Mexico." said Kevin Aoki. "My lifelong commitment to promoting the unique qualities of the teppanyaki concept is unwavering, and in fact, part of my family. I am also pleased to be tapping my own entrepreneurial spirit, and intend to devote a significant amount of my time to expanding Sushi Doraku, which I believe has attractive prospects both in its current market and beyond".

As part of the agreement to sell Sushi Doraku, Mr. Kevin Aoki will remit $512,000 in cash prior to or at closing, and the remaining $24,000 in twelve equal monthly installments. In addition, the agreement provides that Mr. Kevin Aoki will be prohibited from opening any new restaurants within a seven-mile radius of the Company's current restaurant locations in Miami-Dade County, Florida and provides for certain other covenants not to compete.

ABOUT BENIHANA
Benihana Inc. (NASDAQ:BNHNA and BNHN), now in its 41st year, operates 74 restaurants nationwide, including 56 Benihana teppanyaki restaurants, seven Haru sushi restaurants, and ten RA Sushi Bar Restaurants. Under development at present are ten restaurants - three Benihana teppanyaki restaurants, one Haru restaurant six RA Sushi restaurants. In addition, twelve franchised Benihana teppanyaki restaurants are now open in the U.S. and nine in Latin America and the Caribbean, while another two are under development.

Benihana Inc.
Joel A. Schwartz or Michael R. Burris, 305-593-0770
    or
Integrated Corporate Relations:
Tom Ryan/Raphael Gross, 203-682-8200